UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. 1)*

BigBand Networks, Inc.
(Name of Issuer)
Common Stock, $0.001 par value per share
(Title of Class of Securities)
089750 50 9
(CUSIP Number)
December 31, 2010
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     ☐ Rule 13d-1(b)

     ☐ Rule 13d-1(c)

     ☑ Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.	089750 50 9

1	NAMES OF REPORTING PERSONS Broadband Fund, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☑ (1)

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	California, United States of America

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		12,842,926 (2)

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER

		12,842,926 (2)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	12,842,926 (2)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	18.6%(3)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	PN
(1) This Amendment No. 1 to the statement on Schedule 13G is filed by Broadband Fund, L.P. (“BBF”), Broadband Management, LLC (“BBM”), Redpoint Omega Associates, LLC (“ROA”), Redpoint Omega, L.P. (“RO”), Redpoint Omega, LLC (“RO LLC”), Redpoint Technology Partners A-I, L.P. (“RTP A-I”), Redpoint Technology Partners Q-I, L.P. (“RTP Q-I”), Redpoint Ventures I, L.P. (“RV I”), Redpoint, Associates I, LLC (“RA LLC”), Redpoint Ventures I, LLC (“RV I LLC,” together with BBF, BBM, ROA, RO, RO LLC, RTP A-I, RTP Q-I, RV I and RA LLC, collectively, the “Reporting Persons”). The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2) Includes (i) 172,100 shares held by BBF; (ii) 65,255 shares held by ROA; (iii) 2,307,624 shares held by RO; (iv) 283,824 shares held by RA I; (v) 141,831 shares held by RTP A-I; (vi) 887,613 shares held by RTP Q-I; and (vii) 8,984,679 shares held by RV I. BBM serves as the sole general partner of BBF and may be deemed to own beneficially the shares held by BBM. RO LLC serves as the sole general partner of RO and may be deemed to own beneficially the shares held by RO. The managers of RO LLC each serve as a manager of ROA and may be deemed to own beneficially the shares held by ROA. RV I LLC serves as the sole general partner of RTP A-I, RTP Q-I and RV I and may be deemed to own beneficially the shares held by RTP A-I, RTP Q-I and RV I. The managers of RV I LLC each serve as a manager of RA LLC and may be deemed to own beneficially the shares held by RA LLC. BBM, RO LLC and RV I LLC hold no shares of the Issuer directly. The information with respect to the ownership of the Common Stock by the Reporting Persons filing this statement on Schedule 13G is provided as of December 31, 2010.
(3) The percentages set forth on the cover sheets are calculated based on 69,108,695 shares of Common Stock reported to be outstanding as of November 1, 2010 in the Issuer’s most recently filed 10-Q as filed with the Securities and Exchange Commission (the “SEC”) on November 8, 2010.

Page 2 of 16 Pages

CUSIP No.	089750 50 9

1	NAMES OF REPORTING PERSONS Broadband Management, LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☑ (1)

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware, United States of America

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		12,842,926 (2)

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER

		12,842,926 (2)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	12,842,926 (2)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	18.6%(3)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	OO
(1) This Amendment No. 1 to the statement on Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2) Includes (i) 172,100 shares held by BBF; (ii) 65,255 shares held by ROA; (iii) 2,307,624 shares held by RO; (iv) 283,824 shares held by RA I; (v) 141,831 shares held by RTP A-I; (vi) 887,613 shares held by RTP Q-I; and (vii) 8,984,679 shares held by RV I. BBM serves as the sole general partner of BBF and may be deemed to own beneficially the shares held by BBM. RO LLC serves as the sole general partner of RO and may be deemed to own beneficially the shares held by RO. The managers of RO LLC each serve as a manager of ROA and may be deemed to own beneficially the shares held by ROA. RV I LLC serves as the sole general partner of RTP A-I, RTP Q-I and RV I and may be deemed to own beneficially the shares held by RTP A-I, RTP Q-I and RV I. The managers of RV I LLC each serve as a manager of RA LLC and may be deemed to own beneficially the shares held by RA LLC. BBM, RO LLC and RV I LLC hold no shares of the Issuer directly. The information with respect to the ownership of the Common Stock by the Reporting Persons filing this statement on Schedule 13G is provided as of December 31, 2010.
(3) The percentages set forth on the cover sheets are calculated based on 69,108,695 shares of Common Stock reported to be outstanding as of November 1, 2010 in the Issuer’s most recently filed 10-Q as filed with the SEC on November 8, 2010.

Page 3 of 16 Pages

CUSIP No.	089750 50 9

1	NAMES OF REPORTING PERSONS Redpoint Omega Associates, LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☑ (1)

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware, United States of America

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		12,842,926 (2)

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER

		12,842,926 (2)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	12,842,926 (2)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	18.6%(3)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	OO
(1) This Amendment No. 1 to the statement on Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2) Includes (i) 172,100 shares held by BBF; (ii) 65,255 shares held by ROA; (iii) 2,307,624 shares held by RO; (iv) 283,824 shares held by RA I; (v) 141,831 shares held by RTP A-I; (vi) 887,613 shares held by RTP Q-I; and (vii) 8,984,679 shares held by RV I. BBM serves as the sole general partner of BBF and may be deemed to own beneficially the shares held by BBM. RO LLC serves as the sole general partner of RO and may be deemed to own beneficially the shares held by RO. The managers of RO LLC each serve as a manager of ROA and may be deemed to own beneficially the shares held by ROA. RV I LLC serves as the sole general partner of RTP A-I, RTP Q-I and RV I and may be deemed to own beneficially the shares held by RTP A-I, RTP Q-I and RV I. The managers of RV I LLC each serve as a manager of RA LLC and may be deemed to own beneficially the shares held by RA LLC. BBM, RO LLC and RV I LLC hold no shares of the Issuer directly. The information with respect to the ownership of the Common Stock by the Reporting Persons filing this statement on Schedule 13G is provided as of December 31, 2010.
(3) The percentages set forth on the cover sheets are calculated based on 69,108,695 shares of Common Stock reported to be outstanding as of November 1, 2010 in the Issuer’s most recently filed 10-Q as filed with the SEC on November 8, 2010.

Page 4 of 16 Pages

CUSIP No.	089750 50 9

1	NAMES OF REPORTING PERSONS Redpoint Omega, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☑ (1)

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware, United States of America

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		12,842,926 (2)

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER

		12,842,926 (2)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	12,842,926 (2)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	18.6%(3)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	PN
(1) This Amendment No. 1 to the statement on Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2) Includes (i) 172,100 shares held by BBF; (ii) 65,255 shares held by ROA; (iii) 2,307,624 shares held by RO; (iv) 283,824 shares held by RA I; (v) 141,831 shares held by RTP A-I; (vi) 887,613 shares held by RTP Q-I; and (vii) 8,984,679 shares held by RV I. BBM serves as the sole general partner of BBF and may be deemed to own beneficially the shares held by BBM. RO LLC serves as the sole general partner of RO and may be deemed to own beneficially the shares held by RO. The managers of RO LLC each serve as a manager of ROA and may be deemed to own beneficially the shares held by ROA. RV I LLC serves as the sole general partner of RTP A-I, RTP Q-I and RV I and may be deemed to own beneficially the shares held by RTP A-I, RTP Q-I and RV I. The managers of RV I LLC each serve as a manager of RA LLC and may be deemed to own beneficially the shares held by RA LLC. BBM, RO LLC and RV I LLC hold no shares of the Issuer directly. The information with respect to the ownership of the Common Stock by the Reporting Persons filing this statement on Schedule 13G is provided as of December 31, 2010.
(3) The percentages set forth on the cover sheets are calculated based on 69,108,695 shares of Common Stock reported to be outstanding as of November 1, 2010 in the Issuer’s most recently filed 10-Q as filed with the SEC on November 8, 2010.

Page 5 of 16 Pages

CUSIP No.	089750 50 9

1	NAMES OF REPORTING PERSONS Redpoint Omega, LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☑ (1)

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware, United States of America

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		12,842,926 (2)

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER

		12,842,926 (2)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	12,842,926 (2)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	18.6%(3)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	OO
(1) This Amendment No. 1 to the statement on Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2) Includes (i) 172,100 shares held by BBF; (ii) 65,255 shares held by ROA; (iii) 2,307,624 shares held by RO; (iv) 283,824 shares held by RA I; (v) 141,831 shares held by RTP A-I; (vi) 887,613 shares held by RTP Q-I; and (vii) 8,984,679 shares held by RV I. BBM serves as the sole general partner of BBF and may be deemed to own beneficially the shares held by BBM. RO LLC serves as the sole general partner of RO and may be deemed to own beneficially the shares held by RO. The managers of RO LLC each serve as a manager of ROA and may be deemed to own beneficially the shares held by ROA. RV I LLC serves as the sole general partner of RTP A-I, RTP Q-I and RV I and may be deemed to own beneficially the shares held by RTP A-I, RTP Q-I and RV I. The managers of RV I LLC each serve as a manager of RA LLC and may be deemed to own beneficially the shares held by RA LLC. BBM, RO LLC and RV I LLC hold no shares of the Issuer directly. The information with respect to the ownership of the Common Stock by the Reporting Persons filing this statement on Schedule 13G is provided as of December 31, 2010.
(3) The percentages set forth on the cover sheets are calculated based on 69,108,695 shares of Common Stock reported to be outstanding as of November 1, 2010 in the Issuer’s most recently filed 10-Q as filed with the SEC on November 8, 2010.

Page 6 of 16 Pages

CUSIP No.	089750 50 9

1	NAMES OF REPORTING PERSONS Redpoint Associates I, LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☑ (1)

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware, United States of America

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		12,842,926 (2)

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER

		12,842,926 (2)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	12,842,926 (2)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	18.6%(3)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	OO
(1) This Amendment No. 1 to the statement on Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2) Includes (i) 172,100 shares held by BBF; (ii) 65,255 shares held by ROA; (iii) 2,307,624 shares held by RO; (iv) 283,824 shares held by RA I; (v) 141,831 shares held by RTP A-I; (vi) 887,613 shares held by RTP Q-I; and (vii) 8,984,679 shares held by RV I. BBM serves as the sole general partner of BBF and may be deemed to own beneficially the shares held by BBM. RO LLC serves as the sole general partner of RO and may be deemed to own beneficially the shares held by RO. The managers of RO LLC each serve as a manager of ROA and may be deemed to own beneficially the shares held by ROA. RV I LLC serves as the sole general partner of RTP A-I, RTP Q-I and RV I and may be deemed to own beneficially the shares held by RTP A-I, RTP Q-I and RV I. The managers of RV I LLC each serve as a manager of RA LLC and may be deemed to own beneficially the shares held by RA LLC. BBM, RO LLC and RV I LLC hold no shares of the Issuer directly. The information with respect to the ownership of the Common Stock by the Reporting Persons filing this statement on Schedule 13G is provided as of December 31, 2010.
(3) The percentages set forth on the cover sheets are calculated based on 69,108,695 shares of Common Stock reported to be outstanding as of November 1, 2010 in the Issuer’s most recently filed 10-Q as filed with the SEC on November 8, 2010.

Page 7 of 16 Pages

CUSIP No.	089750 50 9

1	NAMES OF REPORTING PERSONS Redpoint Technology Partners A-I, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☑ (1)

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware, United States of America

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		12,842,926 (2)

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER

		12,842,926 (2)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	12,842,926 (2)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	18.6%(3)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	PN
(1) This Amendment No. 1 to the statement on Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2) Includes (i) 172,100 shares held by BBF; (ii) 65,255 shares held by ROA; (iii) 2,307,624 shares held by RO; (iv) 283,824 shares held by RA I; (v) 141,831 shares held by RTP A-I; (vi) 887,613 shares held by RTP Q-I; and (vii) 8,984,679 shares held by RV I. BBM serves as the sole general partner of BBF and may be deemed to own beneficially the shares held by BBM. RO LLC serves as the sole general partner of RO and may be deemed to own beneficially the shares held by RO. The managers of RO LLC each serve as a manager of ROA and may be deemed to own beneficially the shares held by ROA. RV I LLC serves as the sole general partner of RTP A-I, RTP Q-I and RV I and may be deemed to own beneficially the shares held by RTP A-I, RTP Q-I and RV I. The managers of RV I LLC each serve as a manager of RA LLC and may be deemed to own beneficially the shares held by RA LLC. BBM, RO LLC and RV I LLC hold no shares of the Issuer directly. The information with respect to the ownership of the Common Stock by the Reporting Persons filing this statement on Schedule 13G is provided as of December 31, 2010.
(3) The percentages set forth on the cover sheets are calculated based on 69,108,695 shares of Common Stock reported to be outstanding as of November 1, 2010 in the Issuer’s most recently filed 10-Q as filed with the SEC on November 8, 2010.

Page 8 of 16 Pages

CUSIP No.	089750 50 9

1	NAMES OF REPORTING PERSONS Redpoint Technology Partners Q-I, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☑ (1)

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware, United States of America

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		12,842,926 (2)

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER

		12,842,926 (2)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	12,842,926 (2)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	18.6%(3)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	PN
(1) This Amendment No. 1 to the statement on Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2) Includes (i) 172,100 shares held by BBF; (ii) 65,255 shares held by ROA; (iii) 2,307,624 shares held by RO; (iv) 283,824 shares held by RA I; (v) 141,831 shares held by RTP A-I; (vi) 887,613 shares held by RTP Q-I; and (vii) 8,984,679 shares held by RV I. BBM serves as the sole general partner of BBF and may be deemed to own beneficially the shares held by BBM. RO LLC serves as the sole general partner of RO and may be deemed to own beneficially the shares held by RO. The managers of RO LLC each serve as a manager of ROA and may be deemed to own beneficially the shares held by ROA. RV I LLC serves as the sole general partner of RTP A-I, RTP Q-I and RV I and may be deemed to own beneficially the shares held by RTP A-I, RTP Q-I and RV I. The managers of RV I LLC each serve as a manager of RA LLC and may be deemed to own beneficially the shares held by RA LLC. BBM, RO LLC and RV I LLC hold no shares of the Issuer directly. The information with respect to the ownership of the Common Stock by the Reporting Persons filing this statement on Schedule 13G is provided as of December 31, 2010.
(3) The percentages set forth on the cover sheets are calculated based on 69,108,695 shares of Common Stock reported to be outstanding as of November 1, 2010 in the Issuer’s most recently filed 10-Q as filed with the SEC on November 8, 2010.

Page 9 of 16 Pages

CUSIP No.	089750 50 9

1	NAMES OF REPORTING PERSONS Redpoint Ventures I, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☑ (1)

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware, United States of America

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		12,842,926 (2)

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER

		12,842,926 (2)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	12,842,926 (2)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	18.6%(3)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	PN
(1) This Amendment No. 1 to the statement on Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2) Includes (i) 172,100 shares held by BBF; (ii) 65,255 shares held by ROA; (iii) 2,307,624 shares held by RO; (iv) 283,824 shares held by RA I; (v) 141,831 shares held by RTP A-I; (vi) 887,613 shares held by RTP Q-I; and (vii) 8,984,679 shares held by RV I. BBM serves as the sole general partner of BBF and may be deemed to own beneficially the shares held by BBM. RO LLC serves as the sole general partner of RO and may be deemed to own beneficially the shares held by RO. The managers of RO LLC each serve as a manager of ROA and may be deemed to own beneficially the shares held by ROA. RV I LLC serves as the sole general partner of RTP A-I, RTP Q-I and RV I and may be deemed to own beneficially the shares held by RTP A-I, RTP Q-I and RV I. The managers of RV I LLC each serve as a manager of RA LLC and may be deemed to own beneficially the shares held by RA LLC. BBM, RO LLC and RV I LLC hold no shares of the Issuer directly. The information with respect to the ownership of the Common Stock by the Reporting Persons filing this statement on Schedule 13G is provided as of December 31, 2010.
(3) The percentages set forth on the cover sheets are calculated based on 69,108,695 shares of Common Stock reported to be outstanding as of November 1, 2010 in the Issuer’s most recently filed 10-Q as filed with the SEC on November 8, 2010.

Page 10 of 16 Pages

CUSIP No.	089750 50 9

1	NAMES OF REPORTING PERSONS Redpoint Ventures I, LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☑ (1)

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware, United States of America

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		12,842,926 (2)

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER

		12,842,926 (2)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	12,842,926 (2)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	18.6%(3)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	OO
(1) This Amendment No. 1 to the statement on Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2) Includes (i) 172,100 shares held by BBF; (ii) 65,255 shares held by ROA; (iii) 2,307,624 shares held by RO; (iv) 283,824 shares held by RA I; (v) 141,831 shares held by RTP A-I; (vi) 887,613 shares held by RTP Q-I; and (vii) 8,984,679 shares held by RV I. BBM serves as the sole general partner of BBF and may be deemed to own beneficially the shares held by BBM. RO LLC serves as the sole general partner of RO and may be deemed to own beneficially the shares held by RO. The managers of RO LLC each serve as a manager of ROA and may be deemed to own beneficially the shares held by ROA. RV I LLC serves as the sole general partner of RTP A-I, RTP Q-I and RV I and may be deemed to own beneficially the shares held by RTP A-I, RTP Q-I and RV I. The managers of RV I LLC each serve as a manager of RA LLC and may be deemed to own beneficially the shares held by RA LLC. BBM, RO LLC and RV I LLC hold no shares of the Issuer directly. The information with respect to the ownership of the Common Stock by the Reporting Persons filing this statement on Schedule 13G is provided as of December 31, 2010.
(3) The percentages set forth on the cover sheets are calculated based on 69,108,695 shares of Common Stock reported to be outstanding as of November 1, 2010 in the Issuer’s most recently filed 10-Q as filed with the SEC on November 8, 2010.

Page 11 of 16 Pages

Introductory Note: This Amendment No. 1 to the statement on Schedule 13G amends the Schedule 13G originally filed with the SEC on February 14, 2008, and is being filed by the Reporting Persons in respect of shares of Common Stock, par value $0.001 per share (“Common Stock”), of BigBand Networks, Inc. (the “Issuer”).
Item 1

(a)	Name of Issuer:	BigBand Networks, Inc.

(b)	Address of Issuer’s
	Principal Executive Offices:	475 Broadway
Redwood City, California 94063
Item 2
(a)	Name of Person(s) Filing:
Broadband Fund, L.P. (“BBF”)
Broadband Management, LLC (“BBM”)
Redpoint Omega Associates, LLC (“ROA”)
Redpoint Omega, L.P. (“RO”)
Redpoint Omega, LLC (“RO LLC”)
Redpoint Technology Partners A-I, L.P. (“RTP A-I”)
Redpoint Technology Partners Q-I, L.P. (“RTP Q-I”)
Redpoint Ventures I, L.P. (“RV I”)
Redpoint, Associates I, LLC (“RA LLC”)
Redpoint Ventures I, LLC (“RV I LLC”)

(b)	Address of Principal Business Office:	c/o Redpoint Ventures
3000 Sand Hill Road, Building 2, Suite 290
Menlo Park, California 94025
(c)	Citizenship:

BBF	California, United States of America
BBM	Delaware, United States of America
ROA	Delaware, United States of America
RO	Delaware, United States of America
RO LLC	Delaware, United States of America
RTP A-I	Delaware, United States of America
RTP Q-I	Delaware, United States of America
RV I	Delaware, United States of America
RA LLC	Delaware, United States of America
RV I LLC	Delaware, United States of America

(d)	Title of Class of Securities:	Common Stock

(e)	CUSIP Number:	089750 50 9

Item 3	Not applicable.

Page 12 of 16 Pages

Item 4	Ownership.
The following information with respect to the ownership of the Common Stock by the Reporting Persons filing this statement on Schedule 13G is provided as of December 31, 2010:

			Shared	Sole	Shared
	Shares Held	Sole Voting	Voting	Dispositive	Dispositive	Beneficial	Percentage
Reporting Persons	Directly	Power	Power (1)	Power	Power (1)	Ownership (1)	of Class (3)
BBF	172,100	0	12,842,926	0	12,842,926	12,842,926	18.6%
BBM (2)	0	0	12,842,926	0	12,842,926	12,842,926	18.6%
ROA	65,255	0	12,842,926	0	12,842,926	12,842,926	18.6%
RO	2,307,624	0	12,842,926	0	12,842,926	12,842,926	18.6%
RO LLC (2)	0	0	12,842,926	0	12,842,926	12,842,926	18.6%
RTP A-I	141,831	0	12,842,926	0	12,842,926	12,842,926	18.6%
RTP Q-I	887,613	0	12,842,926	0	12,842,926	12,842,926	18.6%
RV I	8,984,679	0	12,842,926	0	12,842,926	12,842,926	18.6%
RA LLC	283,824	0	12,842,926	0	12,842,926	12,842,926	18.6%
RV I LLC (2)	0	0	12,842,926	0	12,842,926	12,842,926	18.6%

(1)	Represents the number of shares of Common Stock currently underlying all Securities held by the Reporting Persons.

(2)	BBM serves as the sole general partner of BBF and may be deemed to own beneficially the shares held by BBM. RO LLC serves as the sole general partner of RO and may be deemed to own beneficially the shares held by RO. The managers of RO LLC each serve as a manager of ROA and may be deemed to own beneficially the shares held by ROA. RV I LLC serves as the sole general partner of RTP A-I, RTP Q-I and RV I and may be deemed to own beneficially the shares held by RTP A-I, RTP Q-I and RV I. The managers of RV I LLC each serve as a manager of RA LLC and may be deemed to own beneficially the shares held by RA LLC. BBM, RO LLC and RV I LLC hold no shares of the Issuer directly.

(3)	The percentages set forth on the cover sheets are calculated based on 69,108,695 shares of Common Stock reported to be outstanding as of November 1, 2010 in the Issuer’s most recently filed 10-Q as filed with the Securities and Exchange Commission (the “SEC”) on November 8, 2010.

Item 5	Ownership of Five Percent or Less of a Class.
If this statement is being filed to report the fact that as of the date hereof, the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following:   ☐

Item 6	Ownership of More Than Five Percent on Behalf of Another Person.
Not applicable.

Item 7	Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company.
Not applicable.

Page 13 of 16 Pages

Item 8	Identification and Classification of Members of the Group.
Not applicable.

Item 9	Notice of Dissolution of Group.
Not applicable.

Item 10	Certification.
Not applicable.

Page 14 of 16 Pages

SIGNATURE
After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
Dated: February 8, 2011
BROADBAND FUND, L.P.
By its General Partner, Broadband Management, LLC
/s/ Geoffrey Y. Yang

Geoffrey Y. Yang
Manager
BROADBAND MANAGEMENT, LLC
/s/ Geoffrey Y. Yang

Geoffrey Y. Yang
Manager
REDPOINT OMEGA ASSOCIATES, LLC
/s/ Geoffrey Y. Yang

Geoffrey Y. Yang
Manager
REDPOINT OMEGA, L.P.
By its General Partner, Redpoint Omega, LLC
/s/ Geoffrey Y. Yang

Geoffrey Y. Yang
Manager
REDPOINT OMEGA, LLC
/s/ Geoffrey Y. Yang

Geoffrey Y. Yang
Manager
REDPOINT TECHNOLOGY PARTNERS A-I, L.P.
REDPOINT TECHNOLOGY PARTNERS Q-I, L.P.
REDPOINT VENTURES I, L.P.
By its General Partner, Redpoint Ventures I, LLC
/s/ Geoffrey Y. Yang

Geoffrey Y. Yang
Manager
REDPOINT ASSOCIATES I, LLC
/s/ Geoffrey Y. Yang

Geoffrey Y. Yang
Manager
REDPOINT VENTURES I, LLC
/s/ Geoffrey Y. Yang

Geoffrey Y. Yang
Manager
Exhibit(s):
A — Joint Filing Statement

Page 15 of 16 Pages

EXHIBIT A
JOINT FILING STATEMENT
We, the undersigned, hereby express our agreement that the attached Schedule 13G (or any amendments thereto) relating to the Common Stock of BigBand Networks, Inc. is filed on behalf of each of us.
Dated: February 8, 2011
BROADBAND FUND, L.P.
By its General Partner, Broadband Management, LLC
/s/ Geoffrey Y. Yang

Geoffrey Y. Yang
Manager
BROADBAND MANAGEMENT, LLC
/s/ Geoffrey Y. Yang

Geoffrey Y. Yang
Manager
REDPOINT OMEGA ASSOCIATES, LLC
/s/ Geoffrey Y. Yang

Geoffrey Y. Yang
Manager
REDPOINT OMEGA, L.P.
By its General Partner, Redpoint Omega, LLC
/s/ Geoffrey Y. Yang

Geoffrey Y. Yang
Manager
REDPOINT OMEGA, LLC
/s/ Geoffrey Y. Yang

Geoffrey Y. Yang
Manager
REDPOINT TECHNOLOGY PARTNERS A-I, L.P.
REDPOINT TECHNOLOGY PARTNERS Q-I, L.P.
REDPOINT VENTURES I, L.P.
By its General Partner, Redpoint Ventures I, LLC
/s/ Geoffrey Y. Yang

Geoffrey Y. Yang
Manager
REDPOINT ASSOCIATES I, LLC
/s/ Geoffrey Y. Yang

Geoffrey Y. Yang
Manager
REDPOINT VENTURES I, LLC
/s/ Geoffrey Y. Yang

Geoffrey Y. Yang
Manager

Page 16 of 16 Pages